UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 17, 2009, the Board of Directors of PharMerica Corporation (the “Company”), upon the recommendation of the Nominating and Governance Committee, appointed Geoffrey G. Meyers as a new director effective as of November 17, 2009. There was no arrangement or understanding between Mr. Meyers and any other persons pursuant to which Mr. Meyers was selected as a director and there are no related person transactions between Mr. Meyers and the Company. The Board has determined that Mr. Meyers is independent for purposes of the Board of Directors under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

The Board of Directors has approved an initial grant of stock options to Mr. Meyers under the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Omnibus Plan”) with a fair market value of $120,000 as of November 17, 2009, which is the grant date as defined in the Omnibus Plan. The options will vest in equal amounts on November 17, 2010, November 17, 2011 and November 17, 2012 and will expire on November 17, 2016.

In addition to the foregoing, Mr. Meyers will receive the standard compensation provided to the Company’s non-employee directors. Each non-employee director receives an annual retainer of $35,000. Non-employee directors receive $2,000 for each meeting of the Board that they attend. Each non-employee director also receives an annual award of restricted stock valued at $80,000. Mr. Meyers’ initial annual retainer and initial annual restricted stock award will be pro-rated for his period of service from the date of his appointment through the 2010 annual meeting of stockholders.

(e)

On November 17, 2009, the Company granted awards of Restricted Stock Units (“RSUs”) under the Omnibus Plan to the Company’s named executive officers as set forth below as an additional incentive and retention component to the recipients’ compensation packages. The following table sets forth the amounts of the RSU awards.

Individual	Title	Amount of RSUs
Gregory S. Weishar	Chief Executive Officer	46,633
Michael J. Culotta	Executive Vice President & Chief Financial Officer	23,600
Thomas A. Caneris	Senior Vice President & General Counsel	11,633
Robert A. McKay	Senior Vice President of Sales and Marketing	10,833
Anthony A. Hernandez	Senior Vice President of Human Resources	6,633

The RSU awards were made pursuant to Restricted Stock Unit Award Agreements with each recipient. The RSUs vest 50% on each of the first and second anniversaries of grant date, will be paid in shares of the Company’s common stock (net of required tax withholdings), and will receive dividend equivalents (if any) during the vesting period in the form of additional RSUs. The unvested portion of RSUs will generally be forfeited upon termination of employment, except that vesting will be accelerated in the case of death or disability and vesting will be pro-rata in the case of involuntary termination without cause or voluntary resignation for good reason. In the case of a change in control, if the RSUs are not assumed or replaced they will vest in full, and if they are assumed or replaced, vesting will be accelerated if the recipient is terminated without cause during the 12 month period following the change in control.

The foregoing summaries do not purport to be complete and are qualified in their entirety by the form of Restricted Stock Unit Award Agreement.

Item 8.01	Other Events

On November 20, 2009, the Company issued a press release announcing the appointment of Geoffrey G. Meyers as a new director. A copy of the press release is filed and attached hereto as Exhibit 99.1 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated November 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: November 20, 2009	By:	/S/ MICHAEL J. CULOTTA
Michael J. Culotta
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company, dated November 20, 2009